United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 1, 2010

ISECURETRAC CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-26455
(State of Formation)	(Commission File Number)

87-0347787
(IRS Employer Identification Number)

5078 South 111th Street Omaha, NE	68137
(Address of principal executive offices)	(Zip Code)

(402) 537-0022
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 1, 2010, iSecureTrac Corp. (the “Company”) and Pro Tech Monitoring, Inc. (“Pro Tech”) entered into a Confidential Patent License Agreement (the “License Agreement”), pursuant to which the parties agreed to compromise and settle all claims and disputes related to the November 27, 2007 Confidential Settlement Agreement (“Settlement Agreement”).

In the 2007 Settlement Agreement, the Company agreed to disable a component that allegedly infringed on a U.S. patent held by Pro Tech or pay royalty payments on unmodified equipment in the field.  The royalty payments  escalated over time and continued so long as the unmodified units were in the field.  Pursuant to the License Agreement, the royalty payments due under the Settlement Agreement are now fixed at $650,000, of which $239,000 and $411,000 were reflected as expense in the Company’s financial statements for the years ended December 31, 2008 and 2009, respectively and of which $142,210 was paid  at various times prior to December 31, 2009 and $507,790 was paid on March 4, 2010.
Furthermore, pursuant to the License Agreement, the Company is granted a limited license to provide the applicable technology to specific customers in the future without further royalty expenses.

So long as the Company remains compliant with the limited license provisions of the License Agreement, no further royalty expense will be incurred by the Company in connection with the Settlement Agreement or License Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the information set forth under Item 1.01 of this Report, all of which is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISECURETRAC CORP.

	By	/s/ Peter A. Michel
Peter A. Michel Chief Executive Officer

March 5, 2010